Fee-Based Product Addendum to Broker-Dealer Sales and Supervision Agreement

This is an Addendum dated as of [DATE], to the Broker-Dealer Sales and Supervision Agreement (the “Agreement”), dated as of [DATE], by and between Global Atlantic Distributors, LLC (“Distributor”), Forethought Life Insurance Company (“Company”), [NAME OF FIRM] (“Broker-Dealer”), and any and all undersigned insurance agency affiliates (“Affiliates”) of Broker-Dealer. The terms of the Agreement shall apply to all transactions effected pursuant to this Addendum, except as specifically modified by this Addendum.

Recitals:

1.              Company has designed variable annuities for sale in the “fee-based” investment adviser market (the “Fee-Based Product”).

2.              Broker-Dealer would like to make the Fee-Based Product available to Broker-Dealer’s advisory clients.

NOW THEREFORE, for such valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.              Offer and Sale of the Fee-Based Product.  Broker-Dealer shall make the Fee-Based Product available to its clients through its investment adviser representatives (“IARs”).

Broker-Dealer represents and warrants that its IARs who will be soliciting and submitting applications for Fee-Based Products on behalf of Broker-Dealer are and will continue to be while soliciting and submitting such applications duly registered with Broker-Dealer as investment adviser representatives in any state(s) where they maintain a place of business, and that they will be investment adviser representatives in good standing with registration and qualifications as required by the state(s) where they have any place(s) of business.

Furthermore, Broker-Dealer represents and warrants that, although personnel of Distributor may be consulted for purposes of answering client questions regarding the features of the Fee-Based Product, Broker-Dealer and its IARs will be solely responsible for (i) the provision of personalized investment advice to clients in connection with Fee-Based Products, and (ii) soliciting, meeting with, or otherwise communicating with clients on a regular basis.  Furthermore, Broker-Dealer represents and warrants that the actions of Broker-Dealer and its IARs in selling and servicing the Fee-Based Products shall be in accordance with their fiduciary duties owed to Fee-Based Product owners, including but not limited to their respective obligations to make recommendations to their clients that are in their best interests, and to provide full and fair disclosure to clients regarding the conflicts of interest they face in connection with the Fee-Based Product.

Broker-Dealer also represents and warrants that Broker-Dealer and its IARs will receive in writing from the owners of Fee-Based Products an unrestricted authorization permitting the Broker-Dealer and its IARs to effect transactions, including sub-account re-allocations on behalf of the owners of Fee-Based Products.

2.              Broker-Dealer will notify Distributor immediately, in writing, if (i) its investment adviser registration with the SEC or a state securities regulator is terminated or suspended, and shall take all reasonable actions to reinstate such registration; (ii) the IAR servicing a Fee-Based Product is no longer an IAR of Broker-Dealer; (iii) Broker-Dealer or IAR no longer have authorization to effect sub-account re-allocations for a Fee-Based Product; or (iv) an investment advisory agreement between Broker-Dealer and a client is terminated by Broker-Dealer or client.

3.              Sales Materials.  To the extent that Broker-Dealer and its IARs develop sales literature and advertising relating to the advisory services they provide in connection with the Fee-Based Product, Broker-Dealer represents and warrants that all such sales literature and advertising is in compliance with the requirements of the Advisers Act and the rules thereunder, and/or the state securities laws, as applicable.

IN WITNESS WHEREOF, the parties have executed this Addendum this [DAY] of [MONTH], 20[XX].

Broker-Dealer and Affiliate(s):

Name of Broker-Dealer

By:

Print Name and Title

Name of Affiliate

By:

Print Name and Title

Forethought Life Insurance Company

By:

Print Name and Title

Global Atlantic Distributors, LLC
By:

Print Name and Title

Exhibit A-2:  Fee-Based Products

Forethought Life Insurance Company

Fee Based Products Sold By:

Firm Name:  [                                                                           ]

Effective Date:  [                          ]

This Exhibit A-2 is in addition to the existing Exhibit A-1 to the Broker-Dealer Sales and Supervision Agreement.

Please make sure this list is accurate and only reflects fee-based products being onboarded.

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT

ForeInvestors Choice Variable Annuity I Share

FIXED INDEXED ANNUITY CONTRACT

ForeIncome II Advisory

ForeAccumulation II Advisory

SINGLE PREMIUM FIXED PAYOUT ANNUITY

ForeCertain Advisory Income Annuity